Exhibit 99.1

Press Contact: Joanne Kaniewski One University Plaza, Suite 507 Hackensack, New Jersey 07601 jkaniewski@beckermanpr.com tel: 201.465.8019 fax: 201.649.1081

Car Charging Group, Inc. reaches agreement with Park, Bark and Fly to Provide Electric Vehicle Chargers at Satellite Parking Lot Near
Orlando International Airport

Miami Beach, FL – July 2, 2010 – Car Charging Group, Inc. - (OTCBB: CCGI), today announced it has signed an agreement with Park, Bark and Fly to install and maintain electric vehicle chargers for its customers. Park, Bark and Fly is an airport parking facility located at 6050 S. Semoran Boulevard in Orlando, Fl, near the Orlando International Airport.

With this strategic partnership, Car Charging Group has taken one step further towards its objective of developing and operating a full nationwide network of charging stations for electric vehicles in designated parking areas of public and private property, such as multi-family residential and commercial buildings, parking garages, municipalities, sporting venues and other convenient charging locations.

“With an ubiquitous electrical grid already in place, creating a charging infrastructure for electric vehicles is a much smaller challenge than delivering a new alternative fuel over a new network. As the number of electric cars on US roads expands, the emergence of an open system of cost-efficient charging stations in numerous locations -- home, office, and places with long visits, such as airport parking lots -- will help resolve challenges of charging and range anxiety and ensure rapid adoption,” said Car Charging Group C.E.O, Michael D. Farkas. “Car Charging Group continues to demonstrate that it will soon be a very simple thing for the general public to recharge their vehicles and for property owners and managers to easily install charging stations.”

“As part of our agreement, we will share in a percentage of the revenue derived from the charging stations,” said Bob Stout, Managing Partner,, of Park Bark & Fly, which can handle up to 3,500 vehicles accessing one of the nation’s busiest airports.  “In addition to competitive rates, our core differentiator has always been to offer airport parking coupled with first-class amenities – such as dog boarding, auto detailing and oil change services that customers can’t get anywhere else.  We consider electric car charging stations to be yet another in-demand service that will continue to expand our customer base.”

The mainstreaming of electric cars is getting a boost from U.S. utilities pledging to increase their efforts to expand the use of plug-in electric vehicles, the Obama Administration committing billions of dollars to the proposition that electric cars will become a meaningful segment of the U.S. auto market and carmakers taking applications for delivery in 2010 of new-generation electric vehicles, such as the Nissan Leaf, Chevy Volt, the Fisker Karma, and the Tesla Roadster.

“Previous attempts at widespread adoption of electric vehicles failed due to high cost, low range and poor infrastructure,” said Farkas. “Right now, all of necessary key players from the automotive industry to policy makers are joined together in a coordinated effort to build consumer acceptance and create market demand.”

About Car Charging Group, Inc.

Car Charging Group, Inc. is an owner and provider of electric vehicle (EV) charging stations with the mission to build-out a nationwide infrastructure, enabling EV and PHEV owners to charge their EVs anytime, anywhere.  As part of its strategy, the Company owns, provides, installs and maintains electric vehicle charging units and works with various landowner partners to identify appropriate locations for its charging stations.  The Company seeks to provide convenient, safe and affordable charging stations away from home in customer-friendly public locations, including municipalities, shopping malls and parking garages.

An estimated 40 million plug-in electric vehicles are predicted to be on the road by the year 2030.  This estimate includes models from auto industry leaders, such as the Nissan Leaf, the GM Chevy Volt, the Fisker Karma, and the Tesla Model S. Car Charging Group, Inc. and other companies in the EV industry such as ECOtality and Better Place, realize the need to establish charging networks throughout the transportation infrastructure to provide easy access to charging stations everywhere drivers live and work.  By investing at the forefront of the electric car revolution, Car Charging Group, Inc. seeks to become the leading provider of electric car charging services.  The Company has launched its service in the South Florida market and is expanding its operations both nationally and internationally.

Car Charging Group, Inc. is based in Miami, Florida.  The Company’s website can be viewed at www.carcharging.com.

Forward-Looking Safe Harbor Statement:

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act. The Private Securities Litigation Reform Act of 1995 (PSLRA) implemented several significant substantive changes affecting certain cases brought under the federal securities laws, including changes related to pleading, discovery, liability, class representation and awards fees and of 1995. Those statements include statements regarding the intent, belief or current expectations of Car Charging Group, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed.

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